Exhibit 99.1

Transcript from Moleculin’s Recent Virtual Acute Myeloid Leukemia KOL Event Now Available

Access the transcript here

HOUSTON, October 17, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the transcript from its recently hosted Virtual Acute Myeloid Leukemia KOL event is now available. The transcript is accessible under the Virtual AML KOL event on the Event page under the Investors section of the Company’s website (moleculin.com) and on the SEC Filings page.

For the event, Walter Klemp, Chairman and Chief Executive Officer, and Dr. Paul Waymack, Senior Chief Medical Officer of Moleculin were joined by key opinion leaders: Michael Andreef, MD, PhD, Professor of Medicine, Department of Stem Cell Transplantation, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center; Dr. Giovanni Martinelli, Associate Professor; Department of Medical and Surgical Sciences, Bologna University; and Mohamad Cherry, MD, Medical Director of Hematology at Atlantic Health System. The event included an overview of Annamycin; the use of anthracyclines, how Annamycin could significantly change the AML treatment landscape, and the Company’s recently announced global Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (the “MIRACLE” trial).

“We are incredibly grateful to the esteemed AML thought leaders who took time out of their busy schedules to share their valuable insight at our recent event. Their continued enthusiasm and support for the potential of Annamycin bolsters our confidence as we advance our development program and provides a valuable perspective from practicing physicians who are meeting with the AML patient population on a daily basis. With the growing body of positive preliminary data demonstrated by Annamycin, we believe we have the potential to address the significant unmet need for safe and effective therapies for R/R AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com